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                                                                   EXHIBIT 10.71

                                CARRINGTON, INC.

                              CONSULTING AGREEMENT

     This Consulting Agreement is made as of May 5, 1995, by and between Carrington, Inc., a Texas corporation (the "Company"), and Clifford T. Kalista ("Consultant").

     It is agreed as follows:

     1. EFFECTIVE DATE.

        The effective date of this Agreement shall be May 5, 1995. It shall last for a term of three (3) months from the effective date unless terminated pursuant to the terms hereof.

     2. EMPLOYMENT OF CONSULTANT.

        Subject to the terms and conditions of this Agreement, the Company hereby employs Consultant as an independent contractor, to consult with and advise the Company with respect to general healthcare and managed care policies, directions, strategies and financing alternatives.

     3. PRINCIPAL DUTIES.

        During the three (3) month term of this Agreement, Consultant shall at all times use his best efforts to consult with and advise the Company with respect to the foregoing matters. Such work shall be conducted at the facilities of the Company, or as the parties agree.

     4. COMPENSATION.

        (a) As compensation for all of the services and covenants to be performed by Consultant hereunder, the Company shall grant and issue to Consultant a nontransferable Common Stock Purchase Warrant (the "Warrant") entitling Consultant to purchase 20,000 shares of the Company's Common Stock at a purchase price of $16.00 per share (being the closing price of the Company's Common Stock on the NASDAQ on the date of this Agreement) during the period from August 5, 1995 through May 4, 1999. The Warrant shall be substantially the same in form and substance as the form of Common Stock Purchase Warrant attached to this Agreement as Exhibit A.

        (b) If this Agreement shall terminate prior to May 3, 1995 due to Consultant's death, disability, or material breach of this Agreement, (i) the number of shares of the Company's Common Stock that Consultant is entitled to purchase pursuant to the Warrant shall be reduced to a number that bears the same ratio to 20,000 as the number of days between and including the date of this

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Agreement and the date of termination of the Agreement bears to 91, and (ii)
Consultant shall promptly surrender the Warrant to the Company in exchange for a new Warrant entitling him to purchase such reduced number of shares.

     5. OWNERSHIP OF WORK PRODUCT.

        The Company and Consultant agree that the work product of Consultant in performance of services required by this Agreement, including, without limitation, reports, information, data, documents, marketing plans, marketing information, brochures, market studies and press materials, shall be the exclusive property of the Company and shall be deemed a "work for hire." No work product of Consultant shall be deemed to fall within any other classification which would result in ownership rights of any description concerning such materials vesting in Consultant. In the event any ownership rights in Consultant's work product are deemed to vest in Consultant, Consultant hereby assigns all such rights to the Company. Consultant agrees that any materials produced by Consultant in the course of performing services under this Agreement shall not be the subject of an application for copyright, perfection of copyright or patent by or on behalf of Consultant and that Consultant shall cooperate with the Company in any application for copyright or patent it deems appropriate concerning any materials produced pursuant to this Agreement.

     6. OTHER ACTIVITIES; CONFLICTS.

        a) Consultant may engage in any other activities during the term of this Agreement so long as such activities or services do not prevent or limit Consultant from performing the tasks assigned hereunder in a reasonably diligent fashion.

        b) Consultant represents and agrees that:

           (1) Consultant will not disclose to the Company any information which may be deemed to be confidential or proprietary to any other party for which Consultant may have rendered any services or otherwise obtained;

           (2) Consultant is not a party to any agreement or arrangements which prohibit Consultant from performing the services hereunder;

           (3) Consultant does not believe that the services to be rendered to the Company hereunder will conflict with any obligations which Consultant has or may have had to any party for whom Consultant has performed services or otherwise; and

           (4) In the event that any task requested to be performed by Consultant hereunder will result in any conflict with the representations contained in this subparagraph (b), Consultant shall immediately so advise the Company, in which case Consultant shall not be obligated to and shall not perform such conflicting services.

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           (5) Consultant is an accredited investor as that term is defined and used in accordance with the Federal Securities Laws and will execute and deliver to the Company an investment letter, satisfactory in form and substance to the Company, with respect to the Warrant and any shares of the Company's Common Stock purchased by him upon exercise thereof.

     7. TERM AND SURVIVAL.

        This Agreement shall be effective as of the effective date referred to in paragraph 1 above, and shall continue for a period of three (3) months unless
(a) Consultant dies, in which case this Agreement shall automatically terminate, or (b) Consultant is unable, or fails or refuses, to perform services requested of him of the Company hereunder for a period of thirty (30) days or more, in which case the Company may terminate this Agreement by giving written notice of termination to Consultant. The provisions of Section 4(b), 5 and 9 of this Agreement shall survive the expiration or termination of this Agreement.

     8. INDEPENDENT CONTRACTOR.

        In performing services under this Agreement, Consultant shall be and act as an independent contractor and shall be subject to the Company's direction only as to specific areas of the Company's interests with respect to which the Company desires the benefit of Consultant's services and advice.

     9. CONFIDENTIAL INFORMATION.

        Consultant shall hold any Company information (and any information of a customer of the Company) which he obtains in the performance of this Agreement in confidence and shall not, except as required in the conduct of the Company's business or as authorized in advance, in writing, by the Company, publish or disclose, or authorize anyone else to publish, disclose or make use of, any such information unless and until such information shall have ceased to be confidential or proprietary, as evidenced by general public knowledge through no fault of Consultant.

     10. COMMITMENTS.

        Consultant agrees that Consultant will make no commitments on behalf of the Company without specific prior written authorization by the Company. Consultant further agrees to indemnify and hold the Company harmless from any and all injury, loss or damage suffered by virtue of any unauthorized commitment made by Consultant.

     11. SUPERSEDES OTHER CONTRACTS.

        This Agreement supersedes all prior agreements and understandings between Consultant and the Company regarding the subject matter hereof.

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     12. GOVERNING LAW.

        This Agreement shall be governed by the laws of the State of Texas.

     13. NOTICES.

        All notices required or permitted to be given by either party to the other pursuant to this Agreement shall be in writing and shall be deemed properly given if sent by (a) overnight courier, (b) hand delivery, (c) postage paid certified or registered U. S. mail, return receipt requested, or (d) telefacsimile to the addressee party at the address or telefacsimile number, as the case may be, set forth beneath such party's signature below, or at such other address or telefacsimile number as such party shall have theretofore specified by written notice to the notifying party pursuant to this section.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

                                           CARRINGTON, INC.

________________________________________   By: ________________________________
CLIFFORD T. KALISTA                            CARLTON E. TURNER, Ph.D., D.Sc.
                                               PRESIDENT & CEO


                                                2001 Walnut Hill Lane
                                                Irving, TX  75038
                                                Facsimile:  (214) 518-1020